Exhibit 10.1

Exhibit 10.1 Description of Compensatory Plan

This description is provided pursuant to Paragraph 10(ii) to Item 601 of Regulation S-B, which provides for a written description of a compensatory plan when no formal document contains the compensation information.

Steve Roe is our General Manager.  On December 16, 2003 the Board of Directors of Little Sioux Corn Processors, L.L.C. approved compensation for Mr. Roe in the amount of $105,000 for calendar year 2004.